Exhibit 99.1

Argan, Inc. Reports Third Quarter Results

December 7, 2022 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces financial results for its third quarter ended October 31, 2022. For additional information, please read the Company’s Quarterly Report on Form 10-Q, which the Company intends to file today with the U.S. Securities and Exchange Commission (the “SEC”). The Quarterly Report can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.arganinc.com.

Summary Information (dollars in thousands, except per share data)

	October 31,
	2022	2021	Change
For the Quarter Ended:
Revenues	$117,875	$124,451	$(6,576)
Gross profit	22,208	26,135	(3,927)
Gross margin %	18.8%	21.0%	(2.2)%
Net income	$7,758	$12,393	$(4,635)
Diluted per share	0.56	0.78	(0.22)
EBITDA	11,261	16,708	(5,447)
Cash dividends per share	0.25	0.25	—

	October 31,	January 31,
As of:	2022	2022	Change
Cash, cash equivalents and short-term investments	$286,631	$440,498	$(153,867)
Net liquidity (1)	230,423	284,257	(53,834)
Share repurchase treasury stock, at cost	83,657	20,405	63,252
Project backlog	839,000	714,000	125,000

(1)	Net liquidity, or working capital, is defined as total current assets less total current liabilities.

“We were pleased to announce last month that our Gemma Power Systems subsidiary received full notice to proceed on an engineering, procurement and construction (“EPC”) services contract to build the Trumbull Energy Center, a 950 MW natural gas-fired power plant in Lordstown, Ohio, which increased our project backlog to exceed $0.8 billion,” David Watson, President and Chief Executive Officer of Argan, said. “All of our companies are generally experiencing increasing amounts of project backlogs this year and continue to see significant opportunities in their markets. We believe this increase is a reflection, in part, on our ability to execute effectively and efficiently for our customers. For example, the Guernsey Power Station, the largest single-phase, gas-fired, power plant project in the U.S. has been under construction throughout the entire COVID-19 pandemic with limited schedule delays to date and recently reached first fire on all three units, major milestones for the project. Due to increased project backlog and market opportunities, our dedicated and talented employees and our strong balance sheet, we are positioned to finish out the year strong and for growth into the future.”

Consolidated revenues for the quarter ended October 31, 2022 were $117.9 million, which represented a decrease of $6.6 million, or 5.3%, from consolidated revenues of $124.5 million reported for the three months ended October 31, 2021. Consolidated revenues of our power industry services segment decreased by $8.9 million as the quarterly construction activities associated with the Guernsey Power Station project and the Equinix data center project have passed peak levels. The reduction in revenues between the quarters was partially offset by increasing revenues at several projects including the Kilroot Power Station, the ESB FlexGen peaker plants and the Maple Hill Solar energy facility. The Company’s consolidated project backlog was approximately $839 million as of October 31, 2022.

For the quarter ended October 31, 2022, we reported a consolidated gross profit of approximately $22.2 million which represented a gross profit percentage of approximately 18.8% of corresponding consolidated revenues. The gross profit percentages of corresponding revenues for the power industry services, industrial services and the telecommunications infrastructure segments were 19.8%, 15.4% and 16.8%, respectively, for the current quarter.

Selling, general and administrative expenses for the three months ended October 31, 2022 and 2021, were $12.7 million and $11.6 million, respectively, representing an increase of $1.1 million between the quarters, or 9.3%, which was due primarily to the accrual of costs associated with the retirement of the Company’s former chief executive officer in August 2022.

For the three months ended October 31, 2022, net income was $7.8 million, or $0.56 per diluted share. For the three months ended October 31, 2021, we reported net income in the amount of $12.4 million, or $0.78 per diluted share. EBITDA for the quarter ended October 31, 2022 decreased to $11.3 million from $16.7 million for the prior year quarter. The Company paid its regular quarterly cash dividend of $0.25 per share in October 2022.

For the nine months ended October 31, 2022, we reported net income in the amount of $19.5 million, or $1.36 per diluted share, compared to $36.0 million of net income, or $2.25 per diluted share, in the prior year period. EBITDA for the nine months ended October 31, 2022 decreased to $36.9 million from $50.5 million for the prior year period.

As of October 31, 2022, cash, cash equivalents and short-term investments totaled $287 million and net liquidity was $230 million; furthermore, the Company had no debt. The $154 million reduction in cash, cash equivalents and short-term investments from January 31, 2022 reflected the expected cash flow cycle of two significant projects, the payment of dividends and the repurchase of shares.  During the three months ended October 31, 2022, the Company repurchased 308,423 shares of common stock at a cost of $10 million. Since last November, the Company has repurchased 2,248,767 shares of common stock, or approximately 14% of its outstanding shares, at a cost of approximately $84 million under the now $100 million share repurchase program authorization.

About Argan

Argan’s primary business is providing a full range of services to the power industry, including the renewable energy sector. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, and the Company’s ability to successfully complete the projects that it obtains. The Company has several signed EPC contracts that have not started and may not start as forecasted due to market and other circumstances beyond its control. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2022	2021	2022	2021
REVENUES	$117,875	$124,451	$336,262	$383,800
Cost of revenues	95,667	98,316	269,929	306,299
GROSS PROFIT	22,208	26,135	66,333	77,501
Selling, general and administrative expenses	12,667	11,590	34,226	31,813
INCOME FROM OPERATIONS	9,541	14,545	32,107	45,688
Other income, net	768	1,117	1,868	1,569
INCOME BEFORE INCOME TAXES	10,309	15,662	33,975	47,257
Income tax expense	(2,551)	(3,269)	(14,510)	(11,228)
NET INCOME	7,758	12,393	19,465	36,029
Foreign currency translation adjustments	(650)	(471)	(2,601)	(728)
COMPREHENSIVE INCOME	$7,108	$11,922	$16,864	$35,301

NET INCOME PER SHARE
Basic	$0.56	$0.79	$1.36	$2.29
Diluted	$0.56	$0.78	$1.36	$2.25

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	13,781	15,774	14,268	15,757
Diluted	13,812	15,963	14,350	15,980

CASH DIVIDENDS PER SHARE	$0.25	$0.25	$0.75	$0.75

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	October 31,	January 31,
	2022	2022
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$136,065	$350,472
Short-term investments	150,566	90,026
Accounts receivable, net	37,899	26,978
Contract assets	11,551	4,904
Other current assets	28,884	34,904
TOTAL CURRENT ASSETS	364,965	507,284
Property, plant and equipment, net	10,504	10,460
Goodwill	28,033	28,033
Other purchased intangible assets, net	2,730	3,322
Right-of-use, deferred tax and other assets	4,671	4,486
TOTAL ASSETS	$410,903	$553,585

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$45,268	$41,822
Accrued expenses	40,243	53,315
Contract liabilities	49,031	127,890
TOTAL CURRENT LIABILITIES	134,542	223,027
Noncurrent liabilities	4,621	4,963
TOTAL LIABILITIES	139,163	227,990

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,827,772 and 15,788,673 shares issued at October 31, 2022 and January 31, 2022, respectively; 13,575,772 and 15,257,688 shares outstanding at October 31, 2022 and January 31, 2022, respectively	2,374	2,368
Additional paid-in capital	161,305	158,190
Retained earnings	197,567	188,690
Less treasury stock, at cost – 2,252,000 and 530,985 shares at October 31, 2022 and January 31, 2022, respectively	(83,657)	(20,405)
Accumulated other comprehensive loss	(5,052)	(2,451)
TOTAL STOCKHOLDERS’ EQUITY	272,537	326,392
Non-controlling interest	(797)	(797)
TOTAL EQUITY	271,740	325,595
TOTAL LIABILITIES AND EQUITY	$410,903	$553,585

ARGAN, INC. AND SUBSIDIARIES

Reconciliations to EBITDA

(In thousands)(Unaudited)

	Three Months Ended
	October 31,
	2022	2021
Net income, as reported	$7,758	$12,393
Income tax expense	2,551	3,269
Depreciation	740	819
Amortization of purchased intangible assets	212	227
EBITDA	$11,261	$16,708

	Nine Months Ended
	October 31,
	2022	2021
Net income, as reported	$19,465	$36,029
Income tax expense	14,510	11,228
Depreciation	2,296	2,560
Amortization of purchased intangible assets	611	680
EBITDA	$36,882	$50,497